Exhibit (8d3)
AMENDMENT TO 12b-1 LETTER AGREEMENT
          That certain letter agreement dated March 26, 2001. (the “Agreement”) by and between Principal Life Insurance Company and Dreyfus Service Corporation is hereby amended as follows:

1.	Princor Financial Services Corporation is hereby added to the Agreement as an underwriter and distributor of the contracts as defined in the Agreement.

2.	Schedule A to the Agreement is hereby deleted and replaced with the Schedule A attached hereto.
          All other terms and provisions of the Agreement not amended shall hereby remain in full force and effect.
Effective date: September 1, 2004
PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/ Melissa Crew

Name:	Melissa Crew

Title:	Director, Marketing & Product Development

PRINCOR FNANCIAL SERVICES CORPORATION

By:	Ernest Gillum

Name:	Ernest Gillum

Title:	VP — Product Development

DREYFUS SERVICE CORPORATION

By:	/s/ William H. Maresca

Name:	William H. Maresca

Title:	Chief Financial Officer

SCHEDULE A

Fee at an Annual Rate as a
Percentage of Average Daily Net
Asset Value of Service Shares held
Fund and Portfolio Name	on behalf of owners[1]
Dreyfus Investment Portfolios
- Core Value Portfolio	.25%
- Founders Discovery Portfolio	.25%
- Technology Growth Portfolio	.25%
Dreyfus Variable Investment Fund
- Quality Bond Portfolio	.25%
- Appreciation Portfolio	.25%
Developing Leaders Portfolio	.25%
(Previously Small Cap)
Dreyfus Socially Responsible Growth Fund, Inc.	.25%

[1]	For purposes of determining the fee payable hereunder, the average daily net asset value of the Fund’s Service shares shall be computed in the manner specified in the Fund’s charter documents and then-current Prospectus and Statement of Additional Information.

2

Principal Life Insurance Company
March 26, 2001
Dreyfus Service Corporation
200 Park Avenue
New York, New York 10166
Gentlemen:
We at Principal Life Insurance Company (“Principal Life”) wish to enter into an Agreement with Dreyfus Service Corporation (“Dreyfus”) with respect to our providing distribution, advertising and marketing assistance and shareholder services relating to the Service shares of each series of the management investment companies (each a “Fund”) set forth on Schedule A hereto, as such Schedule may be revised from time to time. Dreyfus is the principal underwriter as defined in the Investment Company Act of 1940, as amended (the “Act”), and the exclusive agent for the continuous distribution of shares of the Funds pursuant to the terms of a Distribution Agreement between Dreyfis and the Fund.
The terms and conditions of this Agreement are as follows:
1.	We agree to provide distribution, advertising and marketing assistance relating to the Service shares of the Funds and shareholder services for the benefit of owners of variable annuity contracts and variable life insurance policies (together, “variable insurance products”) we issue through our separate accounts that invest in the Service shares of the Funds (“owners”), which separate accounts are set forth on Schedule B hereto, as such Schedule may be revised from time to time. Such services may include, without limitation: answering owner inquiries about the Funds; establishing information interfaces and websites and internal systems for Service shares; providing assistance and support with regard to the training of owner relationship personnel and sales agents; providing statements andlor reports showing tax, performance, owner account and other information relating to Service shares; providing portfolio manager commentaries to owners and other interested parties; and providing such other information and services as you reasonably may request, to the extent we are permitted by applicable statute, rule or regulation. If we are restricted or unable to provide the services contemplated above, we agree not to perform such services and not to accept fees therefor. Our acceptance of any fees hereunder shall constitute our representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time we accept a fee hereunder) that our receipt of such fee is lawful, but not a representation that such fees are lawful.
Mailing Address: Des Moines, Iowa USA 50392-0001 (515) 247-5111

2.	We shall provide such office space and equipment, telephone facilities and personnel as are necessary or beneficial for providing the services described in Paragraph 1 of this Agreement.

3.	We agree that neither Principal Life nor any of its employees or agents are authorized to make any representation concerning any Fund, except those contained in the then current Prospectus furnished to Principal Life by Dreyfus or the Fund, or in such supplemental literature or advertising materials as may be authorized by Dreyfus or the Fund in writing.

4.	This Agreement is an agreement entered into pursuant to the Fund’s Distribution Plan (“Plan”) adopted pursuant to Rule 12b-1 under the Act, and shall become effective for a Fund only when approved by a vote of a majority of (i) the Fund’s Board of Directors or Trustees, as the case may be (collectively “Directors,” individually “Director”), and (ii) Directors who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

5.	As to each Fund, this Agreement shall continue until the last day of the calendar year next following the date of execution, and thereafter shall continue automatically for successive annual periods ending on the last day of each calendar year, providing such continuance is approved specifically at least annually by a vote of a majority of (i) the Fund’s Directors and (ii) Directors who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

6.	(a) As to each Fund, this Agreement is terminable without penalty, at any time, by vote of a majority of the Fund’s Directors who are not “interested persons” (as defined in the Act) and have no direct or indirect financial interest in this Agreement or, upon not more than 60 days’ written notice, by vote of holders of a majority of the Fund’s outstanding Service shares. As to each Fund, this Agreement is terminable without penalty upon 15 days’ notice by either party. In addition, Dreyfus may terminate this Agreement as to any or all Funds immediately, without penalty, if the present investment adviser of such Fund(s) ceases to serve the Fund(s) in such capacity, or if Dreyfus ceases to act as distributor of such Fund(s). Notwithstanding anything contained herein, if the Distribution Plan adopted by the Fund is terminated by the Fund’s Board, or the Distribution Plan, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority, or we fail to perform the distribution, advertising, marketing and shareholder servicing functions contemplated herein as to any or all of the Funds, this Agreement shall be terminable effective upon receipt of notice thereof by us. This Agreement also shall terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the Act).

(b) This Agreement shall become effective only when accepted and signed by Dreyfus and when the conditions in Paragraph 4 of this Agreement are satisfied. This Agreement may be amended in a writing executed by Principal Life and Dreyfus. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties hereto relating to the subject matter hereof.
7.	In consideration of the services and facilities described herein, Principal Life shall be entitled to receive, and Dreyfus agrees to pay Principal Life with respect to each Fund, the fees set forth opposite the Fund’s name on Schedule A hereto. Any fees paid pursuant to this Agreement shall be paid only so long as this Agreement, the Plan and the Participation Agreement between the Fund and Principal Life are in effect. We agree that no Director, officer or shareholder of the Fund shall be liable individually for the performance of the obligations hereunder or for any such payments.

8.	Each party hereby represents and warrants to the other party that: (a) it is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized; (b) it will comply with all applicable federal and state laws, and the rules, regulations, requirements and conditions of all applicable regulatory and self-regulatory agencies or authorities in the performance of its duties and responsibilities hereunder; (c) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action, and all other authorizations and approvals (if any) required for its lawful execution and delivery of this Agreement and its performance hereunder have been obtained; and (d) upon execution and delivery by it, and assuming due and valid execution and delivery by the other party, this Agreement will constitute a valid and binding agreement, enforceable in accordance with its terms.

9.	We represent and warrant that the services Principal agrees to render under this Agreement are not services for which we deduct fees and charges under the variable insurance products investing in the Service shares or for which we are paid compensation pursuant to another arrangement.

10.	Principal Life agrees to provide to you and each applicable Fund such information relating to Principal Life’s services hereunder as may be required to be maintained by you and/or such Fund under applicable federal or state laws, and the rules, regulations, requirements or conditions of applicable regulatory and self-regulatory agencies or authorities.

11.	(a) Principal Life agrees to indemnify and hold harmless you and your officers and directors, and each Fund and its Directors and any person who controls you and/or the Fund within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all loss, liability and expense resulting from Principal Life’s gross negligence or willful wrongful acts under this Agreement, except to the extent such loss, liability or expense is the result of your willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of the reckless disregard of your obligations and duties under this Agreement.

(b) You agree to indemnify and hold us and our officers and directors harmless from any and all loss, liability and expense resulting from your gross negligence or willful wrongful acts under this Agreement, except to the extent such loss, liability or expense is the result of our willful misfeasance, bad faith or gross negligence in the performance of our -duties, or by reason of our reckless disregard of our obligations and duties under this Agreement.

12.	Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between us. Neither party hereto shall be, act as, or represent itself as, the agent or representative of the other, nor shall either party have the right or authority to assume, create or incur any liability, or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party.

13.	All notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by telecopier, telex, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to you shall be given or sent to you at 200 Park Avenue, New York, New York 10166, Attention: General Counsel, and all notices to us shall be given or sent to us at our address, as set forth herein:

Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0300
Attention: Sarah Pitts, Counsel
14.	This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflict of laws.
Very truly yours,

PRINCIPAL LIFE INSURANCE COMPANY Address:

By:	/s/ illegible

Date:	3/29/01

Accepted: DREYFUS SERVICE CORPORATION

By:

Date:

SCHEDULE A

Fee at an Annual Rate as a
Percentage of Average Daily Net
Asset Value of Service Shares held
Fund and Portfolio Name	on behalf of owners[1]

Dreyfus Investment Portfolios
Founders Discovery Portfolio	25 basis points

1 For purposes of determining the fee payable hereunder, the average daily net asset value of the Fund’s Senice shares shall be computed in the manner specified in the Fund’s charter documents and then-current Prospectus and Statement of Additional Information.

SCHEDULE B
Principal Life Insurance Company Separate Account B
Principal Life Insurance Company Variable Life Separate Account